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                       [LETTERHEAD OF COOPERS & LYBRAND]

                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-4 and related Prospectus of Prestolite Electric Incorporated (Prestolite) and PEI Holding, Inc. (PEI) related to Prestolite's $125 million 9 5/8% senior notes and related guarantee of PEI of our report dated January 30, 1998, except for Note 21b for which the date is March 26, 1998, on our audits of the financial statements and financial statement schedule of PEI Holding, Inc. and Subsidiaries. We also consent to the reference to our Firm under the caption "Experts."



/s/ Coopers & Lybrand LLP

Detroit, Michigan
June 24, 1998